Exhibit 15.3

March 10, 2025

To: CHEER HOLDING, INC. (the “Company”)

19F, Block B, Xinhua Technology Building

No. 8 Tuofangying South Road

Jiuxianqiao, Chaoyang District, Beijing China 100016

Ladies and Gentlemen:

We hereby consent to the reference of our name under the headings “Note”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, and “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of March, 2025, and further consent to the incorporation by reference of the summaries of our opinions under the headings “Note”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, and “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China” in the Annual Report into the Registration Statements on Form S-8 (File Nos. 333-237788 and 333-282386) and on Form F-3 (File No. 333-279221). We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

Beijing, China
March 10, 2025